EXHIBIT 99.01

                                  PRESS RELEASE

FOR RELEASE: IMMEDIATE

CONTACTS:

Dean Marshall, Director of Finance
Karen Chrosniak, Director of Investor Relations or
Jim Brown, Vice President, Finance

(814) 274-9830


                       ADELPHIA COMMUNICATIONS CORPORATION
                  ANNOUNCES AGREEMENTS TO ACQUIRE CABLE SYSTEMS

COUDERSPORT, PA., June 13 / PR Newswire/ -- John J. Rigas, Chairman and CEO of Adelphia Communications Corporation ("Adelphia") (NASDAQ: ADLAC), today announced that Adelphia has entered into agreements regarding the acquisition of cable television systems, including GS Communications, Inc., which will add approximately 155,000 subscribers to its Virginia cluster for an aggregate cash purchase price of $836 million. These systems are expected to have revenue of $110 million and operating cash flow of $55 million for the first full year of operations post-closing. During the last year, these systems experienced 5% basic subscriber growth, which is consistent with historical trends. At closing, these systems will serve digital and data subscribers of 36,000 and 5,000, respectively. With the addition of these subscribers, Adelphia's Virginia cluster will exceed 700,000 subscribers. It is currently anticipated that these transactions, which are subject to customary closing conditions and the receipt of regulatory approvals, will close in the first quarter of 2001.

Adelphia is the sixth largest cable television operator in the United States serving approximately 5.6 million cable subscribers. Its business operations include cable entertainment, high-speed Internet access, long distance telephone service, paging and security. Through its telephony subsidiary, Adelphia Business Solutions (NASDAQ: ABIZ) the company has evolved into a national integrated communications provider. By the end of 2001, Adelphia Business Solutions will serve approximately 200 markets throughout the United States over its fully redundant, 33,000-mile local and long-haul 2fiber optic network. This network serves as the backbone for Adelphia Business Solutions' full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and Internet services. For more information, visit Adelphia's web site at www. adelphia.net or Adelphia Business Solutions' web site at www.adelphia-abs.com.

This Press Release contains forward looking statements. Readers are cautioned that such forward looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward looking statements. Readers are directed to Adelphia's Form 10-K and other filings with the Securities and Exchange Commission for a description of such risks and uncertainties.